PROMISSORY NOTE

Date: June 23, 2017

Maker : Illumitry Corp.

Maker's Mailing Address:
P.O. Box 2551
Carlsbad, CA 92018

Payee: Waylon McMullen

Payee's Mailing Address and Place for Payment:
17309 Club Hill Drive
Dallas, Texas 75348

Principal Amount: Eleven Thousand Five Dollars and Twenty Cents ($11,005.20).

Annual Interest Rate on Unpaid Principal From Date: Ten Percent (10%)

Terms of Payment (principal and interest): The Note shall be Due Upon Demand when made by the Payee;

> Interest shall be calculated on the unpaid principal at the rate of Ten Percent (10%) until paid and payments made shall be credited first to the discharge of the interest accrued and the balance to the reduction of the principal.

Maker waives all demands for payment, presentations for payment, protests, and notices of protest, to the extent permitted by law.

If Maker defaults in the payment of this Note and this Note is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney's fees and court costs, in addition to other amounts due.

MAKER:

Illumitry Corp.
By: Collin McMullen, President